As filed with the Securities and Exchange Commission on March 16, 2009
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROFIN-SINAR TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	38-3306461
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

40984 Concept Drive, Plymouth, MI	48170
(Address of principal executive offices)	(Zip Code)

ROFIN-SINAR TECHNOLOGIES INC. 2007 INCENTIVE STOCK PLAN
(Full title of plans)

(Name, address and telephone number of agent for service)	(Copy to:)
Cindy Denis	Christopher C. Paci, Esq.
Rofin-Sinar Technologies Inc.	DLA Piper LLP (US)
40984 Concept Drive	1251 Avenue of the Americas
Plymouth, MI 48170	New York, New York 10020-1104
(734) 455 - 5400	Telephone: (215) 335-4970

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  (Check one:)

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value, subject to outstanding awards	645,250	$35.04	$22,609,560	$1,262
future awards	954,750	$13.50	$12,889,125	$719
TOTAL	1,600,000	n/a	$35,498,685	$1,981

(1)           In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are determined as follows: (a) in the case of shares of Common Stock that have been or may be issued with respect to outstanding awards, the fee is calculated on the basis of the weighted average price at which outstanding awards were granted (i.e., $35.04 per share); and (b) in the case of shares of Common Stock that may be issued subject to the grant of future awards, the fee is calculated on the basis of the high and low prices of Rofin-Sinar Technologies Inc. Common Stock reported on the NASDAQ Stock Market on March 11, 2009 (i.e., $13.50 per share).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2008;

(b)
All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)
Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director.

As permitted by the Delaware General Corporation Law, the Registrant’s by-laws provide that (1) it is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain limited exceptions, (2) the Registrant is required to advance expenses to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law upon receipt of an undertaking by or on behalf of the director or officer to repay the expenses if it is ultimately determined that the director or officer is not entitled to be indemnified, and (3) the rights conferred in the Registrant’s by-laws are not exclusive.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

EXHIBIT NUMBER	DESCRIPTION

4.1
Certificate of Incorporation of the Company and Form of Certificate of Amendment thereto (incorporated by reference to the exhibits filed with the Company’s Registration Statement on Form S-1, File No. 333-09539, which was declared effective on September 25, 1996)

4.2	By-Laws of the Company (incorporated by reference to the exhibit filed with the Company’s Quarterly Report for the period ended March 31, 1998)

4.3	2007 Incentive Stock Plan (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 26, 2007)

5.1	Opinion of DLA Piper LLP (US) counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (filed herewith)

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

    (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

    (iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on March 16, 2009.

ROFIN-SINAR TECHNOLOGIES INC.

By:	/s/ Günther Braun
[Günther Braun]
President, Chief Executive Officer, and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Wirth	Chairman of the Board	March 16, 2009
Peter Wirth

/s/ Günther Braun	President, Chief Executive Officer, and Director	March 16, 2009
Günther Braun

/s/ Ingrid Mittelstaedt	Chief Financial Officer	March 16, 2009
Ingrid Mittelstaedt

/s/ Ralph Reins	Director	March 16, 2009
Ralph Reins

/s/ Gary Willis	Director	March 16, 2009
Gary Willis

/s/ Carl F. Baasel	Director	March 16, 2009
Carl F. Baasel

/s/ Daniel Smoke	Director	March 16, 2009
Daniel Smoke

/s/ Stephen Fantone	Director	March 16, 2009
Stephen Fantone

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1
Certificate of Incorporation of the Company and Form of Certificate of Amendment thereto (incorporated by reference to the exhibits filed with the Company’s Registration Statement on Form S-1, File No. 333-09539, which was declared effective on September 25, 1996)

4.2	By-Laws of the Company (incorporated by reference to the exhibit filed with the Company’s Quarterly Report for the period ended March 31, 1998)

4.3	2007 Incentive Stock Plan (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 26, 2007)

5.1	Opinion of DLA Piper LLP (US) counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (filed herewith)